Exhibit 10.1
STOCK PURCHASE AGREEMENT

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

		Page
7.6	Notices	13
7.7	Amendments and Waivers	13
7.8	Severability	13
7.9	Delays or Omissions	13
7.10	Entire Agreement	13
7.11	Dispute Resolution	13

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 25th day of April, 2008, by and among Compact Particle Acceleration Corporation, a Wisconsin corporation (the “Company”), TomoTherapy Incorporated, a Wisconsin corporation (“TomoTherapy”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).
     The parties hereby agree as follows:
     1. Purchase and Sale of Common Stock.
          1.1 Sale and Issuance of Common Stock.
               (a) The Company shall adopt and file with the State of Wisconsin Department of Financial Institutions on or before the Initial Closing (as defined in Section 1.2 below) the Amended and Restated Articles of Incorporation in the form of Exhibit B attached to this Agreement (the “Articles”).
               (b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Initial Closing, and the Company agrees to sell and issue to each Purchaser a party hereto at such time at the Initial Closing, that number of shares of the Company’s Series A Common Stock, $0.001 par value per share (the “Series A Common Stock”), and that number of shares of the Company’s Series B Common Stock, $0.001 par value per share (the “Series B Common Stock”), set forth opposite each such Purchaser’s name on Exhibit hereto under the heading “Initial Shares,” at a purchase price of $1.00 per share for the Series A Common Stock and $0.57 per share for the Series B Common Stock.
               (c) After the Initial Closing, the Company may sell, pursuant to this Agreement, additional shares of Series A Common Stock or Series B Common Stock in this first tranche (the “Additional Sales”) to one or more purchasers (the “Additional Purchasers”), provided that (i) each such subsequent Additional Sale is consummated on or prior to September 1, 2008, (ii) all Shares sold pursuant to Additional Sales are sold at the same price as shares of the same series, as set forth in Section 1.1(b) of this Agreement, and (iii) each Additional Purchaser, if not already so, shall become a party to the Transaction Agreements by executing and delivering a counterpart signature page to each of the Transaction Agreements, or a joinder agreement thereto, and upon such execution and delivery shall become a “Purchaser” hereunder. Exhibit to this Agreement shall be updated to reflect the number of Shares purchased pursuant to Additional Sales by the Additional Purchasers.
          1.2 Closing; Delivery.
               (a) The initial purchase and sale of Shares pursuant to Section 1.1(b) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. Central

Time, on April 25, 2008, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing prior to September 1, 2008, the term “Closing” shall apply to each such closing unless otherwise specified.
               (b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company or by any combination of such methods.
          1.3 Sale of Milestone Shares of Common Stock.
               (a) Second Tranche Shares. After the 2nd Tranche Milestone Event specified in Exhibit C attached to this Agreement (the “2nd Tranche Milestone”) has been met, and TomoTherapy and the Company have jointly provided notice of the Company’s intent to sell shares pursuant to the second tranche (the “2nd Tranche Sale”), the Company shall sell, and each Purchaser shall purchase, on a date designated by the Company (the “2nd Tranche Closing Date”) that is not less than thirty (30) days after providing notice of the 2nd Tranche Sale, the number of shares identified in such notice and such amount which shall not exceed the number of shares of Series A Common Stock and Series B Common Stock as set forth next to each such Purchaser’s name at Exhibit A under the heading “2nd Tranche Shares” (collectively, the “2nd Tranche Shares”), at the same price as shares of the same series, as set forth in Section 1.1(b) of this Agreement.
               (b) Third Tranche Shares. After the 3rd Tranche Milestone Event specified in Exhibit C attached to this Agreement (the “3rd Tranche Milestone”) has been met, and TomoTherapy and the Company have jointly provided notice of the Company’s intent to sell Shares pursuant to the third tranche (the “3rd Tranche Sale”), the Company shall sell, and each Purchaser shall purchase, on a date designated by the Company (the “3rd Tranche Closing Date”) that is not less than thirty (30) days after providing notice of the 3rd Tranche Sale, the number of shares identified in such notice and such amount which shall not exceed the number of shares of Series A Common Stock and Series B Common Stock as set forth next to such Purchaser’s name at Exhibit A under the heading “3rd Tranche Shares” plus, to the extent applicable, any shares not otherwise offered to such Purchaser in the 2nd Tranche Sale but listed under the heading 2nd Tranche Shares in Exhibit A (collectively, the “3rd Tranche Shares”), at the same price as shares of the same series, as set forth in Section 1.1(b) of this Agreement.
          1.4 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors (the “Board”), the Company will use the proceeds from the sale of the Shares under this Agreement to fund (a) costs and expenses related to developing a Dielectric Wall Accelerator for proton therapy and associated proton therapy system, including capital expenditures associated therewith, whether such development occurs within the Company or at a research partner; (b) the Company’s operations in accordance with the Board-approved plan and budget; (c) payments made in connection with that certain License between TomoTherapy and the California Board of Regents and the Cooperative Research and Development Agreement between TomoTherapy and Lawrence Livermore National Laboratory to fund licensing, royalty and other costs and expenses related to intellectual property protection; and (4) general working capital of the Company.
          1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following capitalized terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” means the Company’s Common Stock, $0.001 par value per share.
          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
          “Investors’ Rights Agreement” means the agreement between the Company and the Purchasers who are purchasing Series B Common Stock, to be dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement.
          “Knowledge,” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge of the following officers: Shawn Guse, General Manager, and John Hughes, Vice President of Commercial Operations.
          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company, taken as a whole.
          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Shareholders Agreement” means the agreement between the Company and the Purchasers, to be dated as of the date of the Initial Closing, in the form of Exhibit E attached to this Agreement.
          “Shares” or, individually, “Share” means shares of Common Stock.

          “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement and the Shareholders Agreement.
     2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated.
          2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing, has filed with the Wisconsin Department of Financial Institutions the most recent annual report required to be filed by it, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
          2.2 Capitalization.
               (a) Upon filing of the Articles, immediately prior to the Initial Closing, the authorized capital of the Company consists of the following: 100,000,000 shares of Common Stock, of which (i) 25,000,000 shares are designated as Series A Common Stock, $0.001 par value per share, 1,000 shares of which will be issued and outstanding, and (ii) 75,000,000 shares are designated as Series B Common Stock, none of which will be issued and outstanding. In addition, TomoTherapy holds a warrant to purchase that number of shares of Series A Common Stock that equals (1) the quotient of the amount of the valuation of TomoTherapy’s capital contribution to the Company, which valuation is to be determined by FTI Consulting, Inc., divided by One Dollar ($1.00), minus (2) one thousand (1,000).
               (b) Schedule 2.2(b) sets forth the capitalization of the Company immediately following the Initial Closing. Except as provided in Schedule 2.2(b) and the Transaction Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Shares, or any securities convertible into or exchangeable for Shares.
          2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.
          2.4 Authorization. All corporate action required to be taken by the Board and the Company’s shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
          2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws.
          2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Articles, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.
          2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to the Knowledge of the Company, investigation pending or currently threatened in writing (i) against the Company or any officer, or director of the Company arising out of their employment or relationship with the Company; (ii) to the Company’s Knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          2.8 Intellectual Property. To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than as contemplated in its license with TomoTherapy and with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.
          2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Articles or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Company.
          2.10 Agreements; Actions.
               (a) Except for the Transaction Agreements and the Company’s agreements with TomoTherapy, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of One Hundred Thousand Dollars $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
               (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of One Hundred Thousand Dollars ($100,000) or in excess of One Million Dollars ($1,000,000) in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this Section 2.10(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
               (c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
          2.11 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the

Securities Act any of its currently outstanding securities or any securities issuable upon exercise of its currently outstanding securities. To the Company’s Knowledge, except as contemplated in the Shareholders Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.
          2.12 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.
          2.13 Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.
          2.14 Changes. Since date of incorporation of the Company there has not been:
               (a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;
               (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;
               (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
               (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;
               (e) any resignation or termination of employment of any officer of the Company;
               (f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

               (g) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
               (h) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
               (i) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect; or
               (j) any arrangement or commitment by the Company to do any of the things described in this Section 2.14.
          2.15 Employee Matters. The Company has not had and as of the date hereof does not have any employees.
          2.16 Corporate Documents. The Articles and the Bylaws of the Company are in the form provided to the Purchasers.
          2.17 Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire Shares hererunder.
     3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:
          3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements or, in the case of a Purchaser who is natural person, has the legal capacity to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
          3.2 Purchase Entirely for Own Account. The Shares to be acquired by the Purchaser hereunder will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

          3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities.
          3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
          3.5 Risk Factors. The Purchaser has taken full cognizance of and understands all of the risk factors related to the purchase of the Shares, including, but not limited to, those set forth in Exhibit G of this Agreement.
          3.6 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
          3.7 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:
               (a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”;
               (b) Any legend set forth in, or required by, the other Transaction Agreements; and
               (c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

          3.8 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          3.9 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
          3.10 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.
          3.11 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.
          3.12 Residence. If the Purchaser is a natural person, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on the signature page hereto; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the signature page hereto.
     4. Conditions to the Purchasers’ Obligations at Initial Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:
          4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Initial Closing.
          4.2 Performance. The Company shall have performed and complied with in all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Initial Closing.
          4.3 Compliance Certificate. An officer of the Company shall have delivered to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

          4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Initial Closing.
          4.5 Investors’ Rights Agreement. The Company and each Purchaser who is purchasing Series B Common Stock (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered the Investors’ Rights Agreement.
          4.6 Shareholders Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered the Shareholders Agreement.
          4.7 Articles. The Company shall have filed the Articles with the State of Wisconsin Department of Financial Institutions.
          4.8 Officer’s Certificate. An officer of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying (i) the Bylaws of the Company, and (ii) the resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.
          4.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.
          4.10 Securities Laws and Regulations. The Shares and their sale and issuance pursuant to this Agreement shall be in compliance with all applicable federal and state securities laws and the regulations promulgated thereunder.
     5. Conditions of the Company’s Obligations at Initial Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
          5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of the Initial Closing.
          5.2 Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Initial Closing.
          5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Initial Closing.
          5.4 Investors’ Rights Agreement. Each Purchaser who is purchasing Series B Common Stock shall have executed and delivered the Investors’ Rights Agreement.
          5.5 Shareholders Agreement. Each Purchaser shall have executed and delivered the Shareholders Agreement.
     6. Conditions of the 2nd and 3rd Tranche Closings.
          6.1 Unless otherwise waived by all parties hereto, the 2nd Tranche Closing Date shall not occur unless and until the Company shall have provided the Purchasers with written notice of completion of the 2nd Tranche Milestone.
          6.2 Unless otherwise waived by all parties hereto, the 3rd Tranche Closing Date shall not occur unless and until the Company shall have provided the Purchasers with written notice of completion of the 3rd Tranche Milestone.
     7. Miscellaneous.
          7.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year.
          7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or rules of construction concerning the draftsman hereof.
          7.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          7.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address on the signature page hereto, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.6.
          7.7 Amendments and Waivers. Except as to an individual Purchaser’s investment amount as set forth in Exhibit A, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of the then-outstanding Shares purchased or to be purchased hereunder. As to an individual Purchaser’s investment amount as set forth in Exhibit A, such amount may be amended, terminated or waived only with the written consent of the Company and such Purchaser. Any amendment or waiver effected in accordance with this Section 7.7 shall be binding upon the Purchasers and each transferee of the Shares, each future holder of all such securities and the Company.
          7.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
          7.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
          7.10 Entire Agreement. This Agreement (including the Exhibits and schedules hereto), the Articles and the other Transaction Agreements constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
          7.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Dane County in the State of Wisconsin for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Dane County in the State of Wisconsin, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Series A Common Stock Purchase Agreement as of the date first written above.

COMPANY:

COMPACT PARTICLE ACCELERATION CORPORATION

By:	/s/ Shawn Guse
Name:	Shawn Guse
Title:	General Manager

PURCHASERS:

DaneVest Tech Fund I, LP

By:	/s/ Joseph Hildebrandt
Name:	Joseph Hildebrandt
its:	Manager

The Endeavors Group, LLC

By:	/s/ Michael J. Cudahy
Name:	Michael J. Cudahy
its:	Managing Member

Libby One LLC

By:	/s/ Jose Luis Pino-y-Torres
Name:	Jose Luis Pino-y-Torres
its:	Manager

TomoPro Investment, LLC

By:	/s/ John Bodilly
Name:	John Bodilly
its:	Manager

TomoTherapy Incorporated

By:	/s/ Frederick A. Robertson
Name:	Frederick A. Robertson
Its:	CEO

Remaining schedules and exhibits are intentionally omitted.